Exhibit 10

SENECA FOODS CORPORATION

Management Profit Sharing Bonus Plan

1.      PRELIMINARY MATTERS

1.1	Name - The Plan evidenced by this instrument shall be known as the Seneca Foods Corporation Profit Sharing Bonus Plan.

1.2	Purpose - This Plan is designed as a bonus plan to provide for the payment of profit sharing benefits to eligible Employees.

1.3      Effective Date – This plan shall be in effect beginning April 1, 2007.

2.      DEFINITIONS

2.0
“Aged Stock” means all inventories which are purchased or produced during the pack season that began 18 months or longer before the end of the fiscal year for which the bonus pertains, with the exception of pumpkin which shall be 24 months or longer before the end of the fiscal year for which the bonus pertains.

2.1	“Board of Directors” means all present and succeeding Board of Directors of the Corporation.

2.2	“Compensation” means the base salary paid to an Employee for service during the fiscal year.

2.3      “Corporation” means Seneca Foods Corporation and its subsidiaries.

2.4	“Disability” means the inability to engage in any occupation or employment for remuneration or profit that would qualify an Employee for disability benefits under the Federal Social Security Act.

2.5	“Division” means any present or future division of Seneca Foods Corporation.

2.6	“Employee” means a person employed by the Corporation in one of the eligible positions.

2.7	“Executive Committee” means the committee composed of the senior executives of the Corporation as constituted from time to time.

2.8	“Normal Retirement” means an Employee’s retirement at age 65 or at any earlier age approved by the Executive Committee with specific reference to this Plan.

2.9	“Plan” means the Seneca Foods Corporation Profit Sharing Bonus Plan as set forth in this document or as amended from time to time.

3.      ALLOCATION OF PROFITS

3.1
Allocation Formula - For each fiscal year, the Corporation shall calculate the Bonus Base as defined in Section 3.2.  If pre-tax profit as defined in Section 3.3 for the fiscal year equals or exceeds the Bonus Base, all Employees shall be eligible to receive payment of the bonus amounts under the Plan.  If the bonus base exceeds pre-tax profit, then no bonus amounts shall be paid under the Plan.

3.2      Calculation of Bonus Base - The bonus base shall equal the sum of
i.         the Corporate Bogey and
ii.         the aggregate Bonus amounts calculated under Section 3.2.2.

3.2.1
Corporate Bogey - The Corporate Bogey shall equal the consolidated net worth of the Corporation as stated in the annual report for the prior fiscal year multiplied by a rate based on a graduated schedule as defined in Section 3.2.2.  The Corporate Bogey will be adjusted pro rata to reflect significant sales or acquisitions of corporate assets during the fiscal year.

3.2.2	Bonus Amounts
Employees shall receive a bonus based on obtaining quantified financial objectives:

Bogey at 7.5%	Bonus Payment 10% of Base salary earned during the fiscal year (prorated if less than one year).
           Bogey at 10.0%                                Bonus 15%
Bogey at 12.5%                                Bonus 20%
Bogey at 15.0%                                Bonus 25%
Bogey at 20.0%                                Bonus 50%

The Chairman and Chief Executive Officer’s bonus will be determined by the Compensation Committee and will come out of the same bonus pool.

The Corporate Human Resource Department will administer the bonus plan to ensure that no more than the available bonus pool is used.  Any unused portion of the bonus pool will remain with the Corporation.

3.2.3
Carryforward Losses – In the event that the Corporation has a loss year (as defined in this Plan, without regard to non-operating gains or losses resulting from extraordinary events such as the sale of a significant part of a Division’s fixed assets), the full amount of the loss must be earned back in future years by adding it to the Corporate Bogey before any profit is recognized for profit sharing.

Example:	Year 1	Year 2	Year 3

Pre-tax profit (loss)	(2,000)	5,000	5,500
Bogey (7.5%)	(4,000)	(4,100)	(4,200)
Loss carryforward (prior)	-	(2,000)	-
Bonus base	(6,000)	(1,100)	1,300
Loss carryforward	(2,000)	-	-

Bonus	-	-	As calculated

3.3
Pre-Tax Profit - Pre-tax profit shall mean profit before provision for Federal and State income and franchise tax and before provision for bonuses paid under the Plan.  Pre-tax profit shall be based on final figures for each fiscal year after all audit adjustments and final corporate allocations, and shall not include non- operating gains or losses resulting from extraordinary events such as the sale of a significant part of a Division’s fixed assets, the valuation of Aged Stock inventories, or changes in acquisition related reserves for which such changes are due to pre-acquisition activities of the acquired company.  In addition, as the Corporation elected to move to a LIFO (Last-In, First-Out) basis for inventory valuation purposes effective Fiscal 2008, Pre-tax profits and the Corporate Bogey shall be adjusted to reflect the net worth of the Corporation on a FIFO (First-In, First-Out) basis for purposes of calculating performance under this Plan.  The actual effective tax rates in the annual report shall be used to calculate the adjustment to consolidated tangible net worth on a FIFO basis for each year.  It will be the sole discretion of the Chief Executive Officer as to the definition of non-operating gains, aged stock, and acquisition-related reserves.

3.4
Carryover - In the event that the restrictions on profit sharing contained in the corporate by-laws limit the allocation amount payable in any fiscal year, the allocation earned but not paid shall be carried forward to subsequent fiscal years.  Any such carryover shall terminate automatically upon termination of the Plan. The Board of Directors may, at its discretion, terminate any such carryover after three years if the level of corporate profits does not permit their payment.

4.	PAYMENT OF BENEFITS

4.1	Form of Payment - All amounts payable under this Plan shall be paid at the direction of the Executive Committee as a lump sum.

4.2
Timing of Payment - All amounts payable under this Plan shall be paid within 75 days after the end of the fiscal year to which the bonus relates.  No bonus shall be paid to any employee who is not employed by the Corporation on the payment date and who terminated employment with the Corporation for reasons other then a normal retirement, disability or death.

5.      PLAN ADMINISTRATION

5.1	Executive Committee - The Executive Committee and its members shall have full authority and responsibility to control and manage the operation and administration of the Plan.

5.2
Powers - The Executive Committee shall have the exclusive right to interpret the Plan (but not modify or amend the Plan) and to decide any and all questions arising in the administration, interpretation and application of the Plan.  The Executive Committee shall establish whatever rules it finds necessary for the operation and administration of the Plan and shall endeavor to apply such rules in its decisions so as not to discriminate in favor of any person. The decisions of the Executive Committee or its action with respect to the Plan shall be conclusive and binding upon the Corporation and all persons having or claiming to have any right or interest in or under the Plan.

5.3
Indemnification - Each person who is or has been a member of the Executive Committee shall be indemnified by the Corporation against expenses (including amounts paid in settlement with the approval of the Corporation) reasonably incurred by him in conjunction with any action, suit or proceeding to which he may be a party or with which he may be threatened by reason of his being, or having been, and he shall be adjudged in such action, suit or proceeding to be liable for negligence or willful misconduct in the performance of his duty as such member of the Executive Committee.  The foregoing right of indemnification shall be in addition to any other right to which any such member of the Executive Committee may be entitled to as a matter of law.

5.4
Meetings - The Executive Committee shall hold meetings upon such notice, at such place or places and at such time or times as they may determine.  A majority of members of the Executive Committee shall constitute a quorum for the transaction of business.  All resolutions or other actions taken by the Executive Committee shall be by a vote of a majority of those present at a meeting of the Executive Committee at which a quorum shall be present or, if they act without a meeting, in writing by all members of the Committee.

5.5	Compensation - No member of the Executive Committee shall receive any compensation for his services, but the Corporation may reimburse any member for any necessary expenses incurred.

5.6
Records - The Executive Committee shall maintain accounts showing the fiscal transaction of the Plan.  The Executive Committee shall have a report prepared annually giving a brief account of the operation of the Plan for the past year.  Such reports shall be submitted to the Board of Directors.

6.      AMENDMENT AND TERMINATION OF THE PLAN

6.1
Amendment - The Corporation may amend the Plan at any time or from time to time by an instrument in writing executed with the same formality as this instrument.  The Executive Committee may amend Section 3.3.1 (i) and (ii) of the Plan within 120 days after the end of any fiscal year by an instrument in writing executed by each member of the Committee.

6.2
Termination - The Plan is intended by the Corporation to be a permanent program for the provision of profit sharing benefits for its employees.  The Corporation nevertheless reserves the right to terminate the Plan at any time and for any reason.  Such termination shall be effected by a written instrument executed by the Corporation with the same formality as this instrument.

7.	MISCELLANEOUS

7.1
No Rights Conferred - The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Corporation and any employee or to be a consideration for, an inducement to or condition of, any employment of any person.  Nothing herein contained shall be deemed to (a) give to any employee the right to be retained in the employment of the Corporation (b) interfere with the right of the Corporation to discharge any employee at any time (c) give to the Corporation the right to require any employee to remain in its employ (d) interfere with any employee’s right to terminate his employment with the Corporation at any time.

7.2
Spendthrift Provision - Except to the extent that this provision may be contrary to law, the right of employees under the Plan shall not be subject to assignment, attachment, garnishment or alienation in any form.

7.3
Impossibility of Performance - In the event that it becomes impossible for the Corporation to perform any act under the Plan, that act shall be performed which in the judgment of the Corporation will most nearly carry out the intent and purpose of the Plan.

7.4
Governing Law - All legal questions pertaining to the Plan shall be determined in accordance with the laws of New York State except when those laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, Seneca Foods Corporation has caused this instrument to be executed this 29th day of May, 2008.

SENECA FOODS CORPORATION

By

Kraig H. Kayser

President and Chief Executive Office